Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 17, 2008

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3172

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Comments on

2007 SEC Form 10-K

SALT LAKE CITY — Overstock.com, Inc. (Nasdaq: OSTK) today filed its Form 10-K for the year ended December 31, 2007. This release explains the differences between the 2007 financial results as reported in the company’s Form 10-K filed today and the preliminary unaudited 2007 financial results the company previously issued by press release and Current Report on Form 8-K on January 30, 2008.

As discussed in its January 30, 2008 earnings release, the company has historically recorded revenue based on ship date.  In response to accounting comments from the staff of the SEC, the company has retrospectively changed its policy to recognize revenue based on estimated delivery date.  As reported in the January 30, 2008 earnings release, the company recorded the cumulative effect of this change in the fourth quarter of 2007.  Since the January 30, 2008 earnings release, the company has increased its estimate of revenue to be deferred for shipments in-transit at December 31, 2007 from $5.0 million to $13.7 million, and increased the reduction in related gross profit and net income from $800,000 to $2.1 million.  In the future, the reversing revenue deferral from one period will be offset by the revenue deferral for shipments in transit in the following period.  That is to say, $13.7 million of revenue that under the company’s previous policy would have been considered Q4 2007 revenue will (under this new policy) be shifted into Q1 2008.  However, the company expects that a roughly similar amount that (under the previous policy) would be counted in the tail end of Q1 2008 will now be shifted into Q2

2008, and so on and so forth. Therefore, the company believes that the net effect of this deferral on revenue, gross profit and net income will be less significant in future periods than the cumulative adjustment in 2007.  The increase in deferred revenue reduced the company’s fiscal 2007 revenue from $768.8 million as reported in the company’s January 30, 2008 earnings release to $760.2 million as reported in the company’s Form 10-K filed today.  In addition, the related $1.3 million reduction in gross profit was offset by $400,000 of miscellaneous reductions in operating expenses. These two changes combined increased the company’s net loss for the fiscal year 2007 from the previously reported $44.1 million, or $(1.86) per share, to $45.0 million, or ($1.90) per share.

Full details of the adjustment to revenue see Item 15 of Part IV, “Financial Statements” — Note 2 — “Summary of Significant Accounting Policies” — “Revenue Recognition” in Form 10-K for the year ended December 31, 2007 that the company filed today with the SEC.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com® is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the offset of reversing revenue deferral from one period by the revenue deferral for shipments in transit for the following period and the belief that the net effect of this deferral on revenue, gross profit and net income will be less significant in future periods than the cumulative adjustment in 2007. Our Form 10-K for the year ended December 31, 2007, our subsequent quarterly reports on Form 10-Q, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.